Exhibit 10.42


                         Janssen/Meyers Associates, L.P.
                                 17 State Street
                               New York, NY 10004

                                                                  March 3, 1998

The Board of Directors
NuWave Technologies, Inc.
One Passaic Avenue
Fairfield, NJ  07004

Attn:  Mr. Gerald Zarin, Chairman/President/CEO

Dear Mr. Zarin:

            This letter, when executed by the parties hereto, will constitute an agreement between Nuwave Technologies, Inc. (the "Company") and Janssen/Meyers Associates L.P. ("Janssen/Meyers") pursuant to which the Company agrees to retain Janssen/Meyers and Janssen/Meyers agrees to be retained by the Company under the terms and conditions set forth below.

            1. The Company hereby retains  Janssen/Meyers to perform  consulting services related to corporate finance and other financial services matters, including introducing the Company to the financial and stock brokerage community, and Janssen/Meyers hereby accepts such retention. The services which Janssen/Meyers will perform shall include, without limitation, assisting the Company in raising additional capital, including the solicitation of the holders of the Company's warrants, issued in July 1996 as part of its IPO, to exercise such warrants, subject (a) to compliance with applicable law and the rules of the NASD and (b) payment of a 5% soliciting fee to Janssen/Meyers provided that such fee shall be paid only if the Company requests Janssen/Meyers to assist it in soliciting the Warrant holders. In this regard, subject to the terms set forth below, Janssen/Meyers shall furnish to the Company advice and recommendations with respect to such aspects of the business and affairs of the Company as the Company shall, from time to time, reasonably request upon reasonable notice. In addition, Janssen/Meyers shall hold itself ready to assist the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company, upon reasonable notice.

            2. As compensation for the services described in paragraph 1 above, the Company shall pay to Janssen/Meyers a fee of $5,000 per month during an initial term (the "Initial Term") ending 18 months from the date hereof,

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subject to automatic  extension for successive  one-year terms (the  "Additional
Terms") unless either the Company or Janssen/Meyers shall have given written notice of termination at least 30 days prior to the expiration of the Initial Term or the Additional Terms (the Initial Term and the Additional Terms are
hereinafter collectively called the "Term"). The Company hereby issues to Janssen/Meyers (or its designated affiliates) upon the execution of this agreement, 400,000 common stock purchase warrants (the "Warrants"). The Warrants will expire five years after the date hereof and will be exercisable at the current market price per share, after 18 months from the date hereof, at an exercise price of $4.00 per share. The Warrants may be exercised as to all or a lesser number of shares and will contain provisions for registration of the resale of the underlying shares at the Company's expense, cashless exercise and for adjustment in the number of such shares and the exercise price to prevent dilution. The Warrants will have one demand registration right exercisable after 18 months from the date hereof and the piggyback rights, both of which are specified in the form of Warrant. The issuance of the Warrants is irrevocable and the Warrants have been fully earned on execution of this Letter Agreement.
In  addition  to  its  compensation   hereunder,   the  Company  will  reimburse
Janssen/Meyers for any and all reasonable expenses incurred by Janssen/Meyers in the performance of its duties to the Company and shall furnish the Company with appropriate supporting documentation; provided, however, that any expense in excess of $1,000 shall require the prior written approval of the Company, which will not be unreasonably withheld. Such reimbursement shall accumulate and be paid monthly. Nothing contained herein shall prohibit Janssen/Meyers from receiving any additional compensation under paragraphs 3 and 4 herein or otherwise.

            3. If during the Term the Company intends to raise equity or debt financing, it shall first discuss with Janssen/Meyers the terms, if any, upon which Janssen/Meyers is prepared to raise such capital for the Company. If the Company and Janssen/Meyers are unable to reach agreement upon such terms, the Company shall be free to engage another securities firm to raise equity capital for the Company, provided that Janssen/Meyers shall have 20 business days after receipt of notice from the Company of the terms upon which such other securities firm proposes to raise equity capital for the Company to commit to raise such equity capital on the same or more favorable terms for the Company. If Janssen/Meyers and the Company shall have failed to reach agreement prior to the expiration of such 20 business day period then Janssen/Meyers shall have no further claim or right with respect to the financing of the proposal contained in such notice from the Company. If, however, the terms of such proposal are subsequently modified in any material respect, the preferential right

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referred to herein  shall  apply to such  modified  proposal as if the  original proposal had not been made. Janssen/Meyers' failure to exercise its preferential right with respect to any particular proposal shall not affect its preferential rights relative to future proposals.

            4. In addition,  Janssen/Myers shall hold itself ready to assist the
Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company, upon reasonable notice, and will undertake such evaluations and negotiations upon prior written agreement as to additional compensation to be paid by the Company to Janssen/Meyers with respect to such evaluations and negotiations. Nothing herein shall require the Company to utilize Janssen/Meyers' services in any particular transactions nor shall it limit the Company's obligations arising under any other agreement or understanding.

            5. The Company and Janssen/Meyers further acknowledge and agree that Janssen/Meyers may act as a finder or financial consultant in various business transactions in which the Company may be involved, which involves (i) a transfer of control, including without limitation, a merger, a sale of assets, a sale of stock, a tender offer, or (ii) an acquisition by the Company of another business or an agreement for a joint venture with a third-party ("M&A Transactions"). The Company hereby agrees that in the event Janssen/Meyers shall introduce to the Company another party or entity, and that as a result of such introduction, an M&A Transaction is consummated, the Company shall pay to Janssen/Meyers a fee of five (5%) percent of the first $5,000,000 and two and one-half (2-1/2%) percent of the amount over $5,000,000 of the consideration paid or received by the Company (or by any subsidiary or affiliated entity of the Company) in such M&A Transaction consummated by the Company or any subsidiary or affiliated entity of the Company. Such fee shall be paid in cash at the closing of the M&A Transaction to which it relates, and shall be payable whether or not the M&A Transaction involves stock, or a combination of stock and cash, or is made on the installment sale basis. In addition, if the Company shall, within 12 months immediately following the termination of this Agreement, consummate an M&A Transaction with any party first introduced by Janssen/Meyers to the Company prior to such termination, the Company shall pay to Janssen/Meyers a fee with respect to such M&A Transaction calculated in accordance with this paragraph. Nothing contained herein shall obligate the Company to enter into any M&A Transaction proposed by Janssen/Meyers or to obligate the Company to pay Janssen/Meyers a fee on an M&A Transaction introduced to the Company by a third-party.

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            6. All  obligations  of  Janssen/Meyers  contained  herein  shall be subject to Janssen/Meyers' reasonable availability for such performance, in view of the nature of the requested service and the amount of notice received. Janssen/Meyers shall devote such time and effort to the performance of its duties hereunder as Janssen/Meyers shall determine is reasonably necessary for such performance. Janssen/Meyers may look to such others for such factual information, investment recommendations, economic advice and/or research, upon which to base its advice to the Company hereunder, as it shall deem appropriate. The Company shall furnish to Janssen/Meyers all information reasonably relevant and properly disclosable to the performance by Janssen/Meyers of its obligations under this Agreement, or particular projects as to which Janssen/Meyers is acting as advisor, which will permit Janssen/Meyers to know all facts material to the advice to be rendered, and all material or information reasonably requested by Janssen/Meyers. In the event that the Company fails or refuses to furnish any such material or information reasonably requested by Janssen/Meyers, and thus prevent or impede Janssen/Meyers' performance hereunder, any inability of Janssen/Meyers to perform shall not be a breach of its obligations hereunder.

            7. Nothing contained in this Agreement shall limit or restrict the right of Janssen/Meyers or of any partner, employee, agent or representative of Janssen/Meyers, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of Janssen/Meyers to render services of any kind to any other corporation, firm, individual or association.

            8. Janssen/Meyers will hold in confidence any confidential information which the Company provides to Janssen/Meyers pursuant to this Agreement unless the Company gives Janssen/Meyers permission in writing to disclose such confidential information to a specific third party. In addition, all confidential information which the Company provided to Janssen/Meyers in connection with any prior or ongoing offering shall be considered confidential information for purposes of this Agreement. Notwithstanding the foregoing, Janssen/Meyers shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain; (i) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of Janssen/Meyers in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Janssen/Meyers by governmental requirements. If Janssen/Myers is requested or required (by oral questions, interrogatories,

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requests for information or document subpoenas,  civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, or the existence of other negotiations in the course of its dealings with the Company or its representatives, Janssen/Meyers shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

            9. The Company agrees to indemnify Janssen/Meyers pursuant to the terms of the Indemnification Agreement, a copy of which is attached hereto as Exhibit A (the "Indemnification Agreement").

            10. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

            11. The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

            12. Paragraphs 5 and 8 and the Indemnification Agreement shall survive the expiration or termination of this Agreement under all circumstances.

            13. Any notices hereunder shall be sent to the Company and to Janssen/Meyers at their respective addresses set forth above, with copies to:

                 Dechert Price & Rhoads
                 30 Rockefeller Plaza
                 New York, NY  10112
                 Attention:  Fredric J. Klink, Esq.

                 and

                 Goldstein & Digioia, LLP
                 369 Lexington Avenue
                 New York, NY  10017
                 Attention:  Stanley R. Goldstein, Esq.

                 Any notice shall be given by fax or registered or certified mail, postage prepaid. Either party may designate any other address to which notice shall

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be given, by giving written notice to the other of such change of address in the manner herein provided.

            14. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law. Any dispute arising under this Agreement shall be submitted for arbitration to the American Arbitration Association in New York, New York, provided that any claim for equitable relief which cannot be obtained by arbitration may be brought before the United States District Court for the Southern District of New York or the New York Supreme Court, New York County.

            15. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

            16. This Agreement shall be binding upon the parties hereto, the indemnified parties referred to in the Indemnification Agreement, and their respective heirs, administrators, successors and permitted assigns.

            If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

                                     Very truly yours,

                                     JANSSEN/MEYERS ASSOCIATES L.P.
                                     By JANSSEN/MEYERS CORP., General Partner


                                     By:  /s/ Bruce Meyers
                                          ------------------------------------
                                          Bruce Meyers
                                          Executive Vice President

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN

NuWave Technologies, Inc.


By:  /s/ Gerald Zarin
    ------------------------
     Name:   Gerald Zarin
     Title:  President


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